Exhibit (a) (5) (ii)


For immediate release
Thursday 15th June, 2000


On Thursday 15 June, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys p1c. purchased through its agent Goldman Sachs International 774,730 of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.